EXHIBIT 2

            ASSET PURCHASE AND LIABILITY ASSUMPTION AGREEMENT
            -------------------------------------------------


     This ASSET PURCHASE AND LIABILITY ASSUMPTION AGREEMENT (hereinafter referred to as this "Agreement") is made effective as of the 9th day of July, 2001, by and among The Sabina Bank, a bank incorporated under the laws of the State of Ohio with its principal office located in Sabina, Ohio (hereinafter referred to as "Seller"), and its holding company, Premier Financial Bancorp, Inc., a corporation organized under the laws of the Commonwealth of Kentucky and the sole shareholder of Seller (hereinafter referred to as "Premier"); and The National Bank and Trust Company, a bank organized under the laws of the United States with its principal office located in Wilmington, Ohio (hereinafter referred to as "Buyer");


W I T N E S S E T H:

     WHEREAS, Buyer is a national bank with offices located in the Ohio counties of Clinton, Brown, Clermont, Highland and Warren;

     WHEREAS, Seller is an Ohio bank with branches located in Sabina, Ada and Waynesfield, Ohio;

     WHEREAS, in accordance with the terms and subject to the conditions of this Agreement, Buyer desires to assume from Seller, and Seller and Premier desire for Seller to transfer to Buyer, all of the deposit and certain other liabilities of Seller, and Buyer desires to purchase from Seller, and Seller and Premier desire for Seller to sell to Buyer, certain assets of Seller;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and covenants hereinafter contained, Buyer, Seller and Premier, intending to be legally bound, agree as follows:


ARTICLE ONE:  PURCHASE AND ASSUMPTION
-------------------------------------

    1.01.  Purchase of Assets.  Upon the terms and subject to the conditions
           ------------------
of this Agreement, on and as of the Closing Date (hereinafter defined), Seller shall assign, sell, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, all right, title and interest in and to the following assets of Seller, free and clear of all liens, mortgages, pledges, security interests and other encumbrances (hereinafter collectively referred to as the "Assets"):

     (a) The real estate, appurtenant easements and improvements thereon from and at which Seller conducts business (other than real estate leased by Seller solely for the operation of an automated teller machine facility), the legal descriptions of which are contained in Exhibit A to this Agreement (hereinafter referred to as the "Real Estate"), together with all of Seller's right, title and interest in and to the Real Estate;

     (b) The real estate, appurtenant easements and improvements thereon which were acquired by Seller as a result of foreclosure or by deed in lieu of foreclosure and which are reflected on the books and records of Seller as of the close of business on the Closing Date (hereinafter referred to as the "OREO");

     (c) All furniture, fixtures, equipment, other items of tangible personal property and leasehold improvements, including those described in Exhibit B to this Agreement (hereinafter referred to as the "Fixed Assets");

     (d) All securities and federal funds sold reflected on the books and records of Seller as of the close of business on the Closing Date (hereinafter referred to as the "Securities");

     (e) All of the loans reflected on the books and records of Seller as of the close of business on the Closing Date, except all loans charged off in full and those loans described in Exhibit C to this Agreement (the loans being transferred hereinafter referred to as the "Loans");

     (f) The safe deposit business of Seller reflected on the books and records of Seller as of the close of business on the Closing Date (hereinafter referred to as the "Safe Deposit Business");

     (g) All cash and amounts due from banks reflected on the books and records of Seller as of the close of business on the Closing Date (hereinafter referred to as the "Closing Cash");

     (h) The lease for the automated teller machine located at 416 East Washington Street, Sabina, Ohio, a copy of which is included in the Seller Disclosure Schedule (hereinafter referred to as the "ATM Lease");

     (i) All records, files, books and papers (or copies thereof) relating to the Assets and the Liabilities (hereinafter referred to as the "Records");

     (j) All Deposit Account (hereinafter defined) contracts (hereinafter referred to as the "Contracts"); and

     (k) Except as specifically otherwise provided in this Agreement or as listed on Exhibit D to this Agreement, each and every other asset of Seller related to or used in connection with the business of Seller.

    1.02.  Assumption of Liabilities
           -------------------------

     (a) Upon the terms and subject to the conditions of this Agreement, on and as of the Closing Date, Seller shall assign, transfer, convey and deliver to Buyer, and Buyer shall assume and accept from Seller, the obligations and liabilities of Seller accrued or arising after the Closing Date under, in connection with or as a result of only the following (hereinafter referred to as the "Liabilities"):

           (i)    The Assets;

           (ii) All deposit accounts and interest accrued thereon reflected on the books and records of Seller at the close of business on the Closing Date (hereinafter referred to as the "Deposit Accounts");

           (iii) All of the outstanding unremitted collections and book overdrafts that are reflected on the books and records of Seller as of the close of business on the Closing Date;

           (iv) All borrowings reflected on the books and records of Seller at the close of business on the Closing Date; and

           (v) All other obligations of Seller specifically described on Exhibit E to this Agreement (hereinafter referred to as the "Other Obligations").

     (b) Notwithstanding anything to the contrary in this Agreement or otherwise, Buyer shall not assume and shall not honor, fully and timely perform or discharge any debt, obligation or liability of Seller, other than the Liabilities. All debts, obligations or liabilities of Seller other than the Liabilities shall be paid and discharged by Seller. The liabilities not being assumed shall include, but not be limited to, those set forth in Exhibit F to this Agreement.

    1.03.  Structure of Transaction.  If required by applicable laws or
           ------------------------
regulations or deemed desirable by Buyer, Buyer shall form an interim banking organization to effect the purchase of the Assets and the assumption of the Liabilities, with Buyer immediately thereafter purchasing the Assets and assuming the Liabilities from such interim organization.

    1.04.  Payment of Funds.
           ----------------
     (a) In consideration and exchange for the purchase of the Assets and the assumption of the Liabilities by Buyer, Buyer shall pay to Seller at the Closing (hereinafter defined) in immediately available federal funds the sum of

           (i)    2.25 times

           (ii)   (A) the regulatory Tier I capital of Seller, less

                  (B) the sum of (I) the intangible assets of Seller, (II) the prepaid expenses, including deferred SP Plan origination cost, of Seller, and (III) (a) two percent of the gross loans of Seller less (b) the amount of Seller's allowance for loan losses.

           The regulatory Tier I capital, intangible assets, prepaid expense, gross loan and allowance for loan losses amounts are to be determined as reflected on the books and records of the Seller as of the most recent month end before the Closing Date.

     (b) All real estate taxes and assessments that are a lien, but not yet due and payable, shall be prorated between Seller and Buyer as of the close of business on the Closing Date on the basis of the most recently certified real estate taxes and assessments.

     (c) Seller acknowledges and accepts the sole and exclusive responsibility for payment of all conveyance fees due in respect of the conveyance of the Real Estate and the OREO and for the payment of any additions thereto.

    1.05.  Repurchase of Loans.  At the Closing, Seller shall transfer to
           -------------------
Buyer the loans described in Exhibit C, and Seller shall pay to Buyer in immediately available funds an amount equal to the outstanding balance of the loans described in Exhibit C that are held by Seller at Closing.

    1.06. Delivery of Assets. At the Closing, Seller shall deliver the Assets to Buyer.

ARTICLE TWO:  REPRESENTATIONS AND WARRANTIES
--------------------------------------------

    2.01.  Representations and Warranties of Seller and Premier.  Seller
           ----------------------------------------------------
and Premier jointly and severally represent and warrant as follows:

     (a) Seller is a bank duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power and authority to own its properties, to carry on its business as presently conducted and, subject to the receipt of any and all necessary regulatory approvals and required consents, to consummate the transactions contemplated by this Agreement. The authorized capital stock of Seller consists of 110,000 shares of common stock, par value $1.00 per share, 1,000 of which are issued and outstanding and owned beneficially and of record by Premier.
           Seller has no direct or indirect subsidiaries.

     (b) The deposits of Seller are insured up to applicable limits by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (hereinafter referred to as the "FDIC").

     (c) The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Seller and Premier. This Agreement is a valid and binding obligation of Seller and Premier, enforceable against Seller and Premier in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents.

     (d) Subject to the receipt of any and all necessary regulatory approvals and required consents, the execution, delivery and performance of this Agreement by Seller and Premier, and the consummation of the transactions contemplated hereby, will not conflict with, result in the breach of or constitute a violation or default under (i) any of the provisions of the Articles of Incorporation, Code of Regulations or Bylaws of Seller or Premier,
           (ii) any judgment, decree or order in respect of Seller or Premier,
           (iii) any law, rule or regulation of any government or agency thereof, or (iv) any material contract, material agreement or material instrument to which Seller or Premier is subject, in circumstances under which such conflict, breach, violation or default would have a material adverse effect on the Assets or the Liabilities or the ability of Seller or Premier to perform their obligations under this Agreement.

    (e) Except for the Real Estate and the OREO, Seller owns all right, title and interest in and to the Assets, free and clear of any mortgage, lien, encumbrance or restrictions of any kind or nature. Seller is the owner of a fee simple interest in, and has good and marketable title to, the Real Estate and the OREO, free and clear of any mortgage, lien encumbrance or restriction of any kind or nature, other than the Permitted Exceptions (hereinafter defined), and will convey such Real Estate and the OREO to Buyer by the delivery at the Closing Date of general warranty deeds conveying such title, subject to the Permitted Exceptions. The term "Permitted Exceptions" shall mean (i) those standard printed exceptions appearing as Exhibit B items in a standard ALTA owners title insurance policy; (ii) statutory liens for current taxes or assessments not yet due or, if due, not yet delinquent; (iii) such other liens, imperfections in title, charges, easements, restrictions and encumbrances (but in all cases excluding those which secure borrowed money) which, individually or in the aggregate, do not materially detract from the value of, or materially interfere with the present use of, any property subject thereto or affected thereby; and (iv) such other exceptions as are approved by Buyer in writing. Seller is not a party to any lease of the Real Estate or the OREO to any other party.

     (f) There are no uncorrected violations of zoning and/or building codes relating to any of the Real Estate or the Oreo. Seller has not received notice of any pending or threatened condemnation proceeding affecting or relating to any of the Real Estate or OREO. Neither Seller nor Premier has received notification from any governmental entity within the two-year period immediately preceding the date hereof of contemplated improvements to the Real Estate or the OREO or surrounding area or community by public authority, the costs of which are to be assessed as special taxes against the Real Estate or the OREO in the future.

     (g) The documentation (hereinafter referred to as the "Loan Documentation") governing or relating to the Loans is legally sufficient in all material respects for the purposes intended thereby and creates enforceable rights in favor of Seller in accordance with the terms of such Loan Documentation, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents. The Loan Documentation is in compliance in all material respects with, and each of the loans included within the loan portfolio of Seller has been processed, closed and administered in conformance with, all applicable federal consumer protection statutes and regulations, including, without limitation, the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act. To the best knowledge of Seller, no debtor under any of the Loan Documentation has asserted any claim or defense with respect to the subject matter thereof. The Loan Documentation will be deemed to satisfy the representations and warranties contained in this Section 2.01(g) if the representations and warranties are true with respect to the Loan Documentation for loans constituting ninety-nine percent (99%) of the gross loan amount of Seller.

     (h) Section 2.01(h) of the Seller Disclosure Schedule contains a complete list of all contracts (hereinafter referred to as the "Loan Sale Contracts") pursuant to which Seller has sold loans to third-party investors at any time within the last twenty-four months. Except as otherwise set forth in Section 2.01(h) of the Seller Disclosure Schedule, (i) no purchaser under any Loan Sale Contract has requested, or notified either Seller or Premier that it may be requesting, that either Seller or Premier repurchase any loan pursuant to the terms of the Loan Sale Contract and (ii) to Seller's knowledge, no facts exist that would require Seller to repurchase any loans previously sold under any Loan Sale Contract.

     (i) Except as set forth in Section 2.01(i) of the Seller Disclosure Schedule, the Securities are owned by Seller, free and clear of all liens, pledges, claims, security interests, encumbrances, charges or restrictions of any kind and may be freely disposed of by Seller at any time. Except as set forth in Section 2.01(i) of the Seller Disclosure Schedule, Seller is not a party to nor has any interest in any repurchase agreement, reverse repurchase agreement, collateralized mortgage obligation or any other derivative security.

     (j) No tax liens have been filed against or otherwise attached to any of the Assets.

     (k) Seller has not entered into any written employment agreements with any of its employees.

     (l) Except as set forth in Section 2.01(l) of the Seller Disclosure Schedule, (i) each of Seller and the Seller Property (hereinafter defined) is, and has been at all times, in material compliance with all applicable Environmental Laws (hereinafter defined); (ii) no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or governmental agency have been issued, are pending or, to the knowledge of Seller, threatened against Seller or in connection with the Seller Property; (iii) no claims have been made or, to the knowledge of Seller, threatened at any time against Seller or in connection with the Seller Property relating to actual or alleged violation of any Environmental Law or relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Substance (hereinafter defined) and no past or present actions, activities, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of, or exposure to, any Hazardous Substance have occurred that could reasonably form the basis of any such claims against Seller or in connection with the Seller Property; (iv) no Hazardous Substances have been integrated into any Seller Property or any component thereof in violation of Environmental Laws, or which will in the future require remediation during renovation or demolition, or in such quantities and manner as may or do pose a threat to human health; (v) no portion of any

           Seller Property is located within 2000 feet of (A) a release of Hazardous Substances which has been reported or is required to be reported under any Environmental Law or (B) the location of any site used, in the past or presently, for the disposal of any Hazardous Substances; (vi) the Seller Property has not been used for the storage, disposal or treatment of Hazardous Substances, has not been contaminated by Hazardous Substances, nor has been used for the storage or use of any underground or aboveground storage tanks; and (vii) material permits, registrations and other authorizations necessary for Seller or the Seller Property to operate in material compliance with all Environmental Laws are currently in force and are identified in Section 2.01(l) of the Seller Disclosure Schedule.


           Section 2.01(l) of the Seller Disclosure Schedule sets forth an accurate and complete list of all outstanding loans of Seller as to which the borrower has submitted to either Seller or Premier, the borrower or another person is required to submit, or which either Seller or Premier otherwise has in its possession, any environmental audits, site assessments, analyses, studies or surveys of environmental conditions on any matter. Seller has made available to Buyer all such documents.

           As used in this Section 2.01(l):

           (I) "Seller Property" means all real and personal property now or previously owned, leased, occupied or managed by Seller or any person or entity whose liability for any matter has or may have been related or assumed by Seller either contractually or by operation of law.

           (II) "Environmental Laws" means all federal, state, local and other laws, regulations, rules, standards, ordinances, orders, decrees, and judgments relating to pollution, the environment, Hazardous Substances, occupational health and safety, or the protection of human health, all as may be from time to time amended, and all guidance, requirements and authorizations resulting therefrom.

           (III) "Hazardous Substances" means any and all substances or materials which are classified or considered to be hazardous or toxic to human health or the environment under any applicable Environmental Laws and shall include, without limitation, any "hazardous substances" as defined in Section 101(14) of CERCLA (42 USC Section 9601(14)) or regulations promulgated thereunder, "solid waste," "hazardous waste," or "infectious waste" as such terms are defined in any Environmental Law, any "toxic and hazardous substances" as defined in 29 CFR Part 1910, petroleum and its products and byproducts, asbestos, polychlorinated biphenyls, nuclear fuel or materials, radioactive material, lead and lead-containing substances, and urea-formaldehyde.

     (m) Seller is not a party to any pending or known threatened litigation or governmental proceeding or inquiry of any nature; Seller is not subject to any order, judgment, decree, stipulation or consent or agreement with any governmental body or agency to which it is or was a party and does not conduct its business in violation of any applicable law, ordinance, rule or regulation.

     (n) Except as set forth in the Seller Disclosure Schedule, neither Seller nor Premier has retained any brokers, finders or other similar selling agents and is not obligated to pay the fees or commissions of any such person in connection with the transactions contemplated by the Agreement.

     (o) Premier is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and has the corporate power and authority to own its properties, to carry on its business as presently conducted and, subject to the receipt of any and all necessary regulatory approvals and required consents, to consummate the transactions contemplated by this Agreement.

     (p) The Call Reports of Seller for the quarters ended March 31, 2001, December 31, September 30, and June 30, 2000, together with the schedules and supplements attached thereto, each as filed with the Federal Reserve Bank of Cleveland (hereinafter referred to as the "Federal Reserve") and copies of which were previously delivered to Buyer by Seller (hereinafter referred to as the "Call Reports"), have been prepared in accordance with accounting practices permitted by the Federal Reserve applied on a consistent basis, are true, complete and correct in all material respects and fairly present the financial position of Seller at such dates.

     (q) There has not been any material adverse change in the business, operations, assets or financial condition of Seller since December 31, 2000, other than: (i) expenses incurred in connection with the transactions contemplated hereby; or (ii) actions or omissions of a party (or any of its subsidiaries) taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby. To the knowledge of Seller and Premier, no fact or condition exists which will cause such a material adverse change in the future.

     (r) Except to the extent permitted extensions have been filed, each of Seller or Premier, or the affiliated, combined or unitary group (within the meaning of applicable federal income tax law) of which any such corporation is or was a member, as the case may be (hereinafter referred to individually as an "Affiliate" and collectively as "Affiliates"), has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements (hereinafter referred to as the "Returns") required to be filed or sent by or with respect to Seller in respect of any Taxes (hereinafter defined), and has duly paid (and until the Effective Time will so pay) all Taxes due and payable by or on behalf of Seller. No deficiencies have been asserted by the Internal Revenue Service or the State of Ohio with respect to Seller or for which Seller may be held liable and which have not been resolved and paid in full. There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon Seller, nor has Seller given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

           Seller (i) has not requested any extension of time within which to file any Return which Return has not since been filed, (ii) is not a party to any agreement providing for the allocation or sharing of Taxes, (iii) is not required to include in income any adjustment pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the "Code"), by reason of a voluntary change in accounting method initiated by Seller (nor does Seller have any knowledge that the IRS has proposed any such adjustment or change of accounting method), and (iv) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have
           Section 341 (f)(2) of the Code apply.

           For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon Seller.

     (s) Except as disclosed in Seller Disclosure Schedule Section 2.01(s), Seller is not a party to, does not receive and is not obligated to pay benefits under, (i) any agreement, arrangement, commitment, indenture or other instrument relating to the borrowing of money by Seller or the guarantee by Seller of any obligation, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director or officer of Seller, (iii) any contract, agreement or understanding with a labor union, (iv) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Seller upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events),
           (v) any agreement, arrangement or understanding to which Seller is a party which limits the freedom of Seller to compete in any line of business or with any person, (vi) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the Board of Governors of the Federal Reserve, the Superintendent of the Ohio Division of Financial Institutions, the FDIC or any other regulatory agency, or (vii) any other agreement, arrangement or understanding to which Seller is a party and which is material to the business, operations, assets or financial condition of Seller taken as a whole (excluding loan agreements or agreements relating to deposit accounts), in each of the foregoing cases whether written or oral.

           Seller is not in default or in non-compliance, which default or non-compliance would have a material adverse effect on the business, operations, assets or financial condition of Seller or the transactions contemplated hereby, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

     (t) All real and material personal property owned by Seller or presently used by Seller in its business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Seller in the ordinary course of business consistent with its past practice. Seller has good and, as to owned real property, marketable title to all of the Assets, subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated statement of financial condition or the notes thereto or have been incurred in the ordinary course of business after the date of such consolidated statement of financial condition, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interest, pledges and title imperfections that are not in the aggregate material to the business, operations, assets or financial condition of Seller, and
           (iv) with respect to owned real property, title imperfections noted in title reports prior to the date hereof. Seller is not a party to any lease of real property, other than the ATM Lease, or a party to any lease of personal property material to the business or financial condition of Seller.

     (u) The business operations and all insurable properties and assets of Seller are insured for their benefit against all risks which, in the reasonable judgment of the management of Seller, should be insured against, in each case under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of Seller adequate for the business engaged in by Seller. As of the date hereof, Seller has not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

     (v) Seller has delivered to Buyer true and accurate copies of the Articles of Incorporation and Code of Regulations of Seller and has granted to Buyer access to all records of all meetings and other corporate actions by the shareholder, the Board of Directors and Committees of the Board of Directors of Seller. Since January 1, 1998, the minute books of Seller contain in all material respects complete and accurate records of all meetings and other corporate action held or taken by its Board of Directors (including committees of its Board of Directors) and shareholder.

     (w) No representation or warranty contained in Section 2.01 of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

    2.02.  Representations and Warranties of Buyer.  Buyer represents and
           ---------------------------------------
warrants to Seller as follows:

     (a) Buyer is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has the full corporate power and authority to owns its properties, to carry on its business as presently conducted and to consummate the transactions contemplated by this Agreement.

     (b) The deposits of Buyer are insured up to applicable limits by the Bank Insurance Fund of the FDIC, except for those deposits acquired from a savings association and which are insured up to applicable limits by the Savings Association Insurance Fund of the FDIC.

     (c) The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents.

     (d) Subject to the receipt of any and all necessary regulatory approvals, the execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, will not conflict with or result in the breach of, or constitute a violation or default under (i) any of the provisions of the Amended Articles of Association or Bylaws of Buyer, (ii) any judgment, decree or order in respect of Buyer,
           (iii) any law, rule or regulation of any government or agency thereof, or (iv) any material agreement, material contract or material instrument to which Buyer is subject, in circumstances under which such conflict, breach, violation or default would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

     (e) Buyer is not a party to any pending or known threatened litigation or governmental proceeding or inquiry of any nature; Buyer is not subject to any order, judgment, decree, stipulation or consent or agreement with any governmental body or agency to which it is or was a party; and to the best of its knowledge, its conduct of its business does not violate any applicable law, ordinance, rule or regulation.

     (f) No representation or warranty contained in Section 2.02 of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.


ARTICLE THREE:  CONDUCT OF THE PARTIES BEFORE THE CLOSING
---------------------------------------------------------

    3.01.  Covenants of Seller.  Seller hereby covenants to Buyer that, from
           -------------------
the date hereof until the Closing Date, Seller will do the following or cause the following to occur:

     (a) Seller will operate its business in the ordinary course of business and in a manner that is consistent with the manner of operation that Seller has historically employed before the date of this Agreement. Without limiting the generality of the foregoing sentence:

           (i) All of the loans that are originated by Seller after the date of this Agreement shall be made in accordance with the underwriting standards in effect on the date of this Agreement and at interest rates established from time to time by Seller pursuant to methods in effect on the date of this Agreement; and

           (ii) Seller (A) may adjust the wages of employees paid on the basis of an hourly wage only in accordance with the standard procedures of Seller for performance reviews and wage adjustments in effect on the date of this Agreement and (B) may not, without the prior approval of Buyer, increase the salary of any employee paid on the basis of an annual salary by more than an amount equal to 5% of the regular annual salary of any such employee for the calendar year ending December 31, 2000.

     (b) Seller shall permit Buyer and its representatives, and Buyer shall permit Seller and its representatives, reasonable access to their respective properties and those of their subsidiaries, and shall disclose and make available to Buyer all books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (except as necessary to preserve attorney-client privilege), plans affecting employees, and any other business activities or prospects in which each party may have a reasonable interest. Such access includes cooperation by Seller in Buyer's environmental testing and examination of the Real Estate and the OREO. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. Seller will use its best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each party shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the other party and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations.

     (c) All information furnished by Seller to Buyer in accordance with paragraph (b) of this Section 3.01 or otherwise will be treated as the sole property of Seller until the Closing. In the event of the termination of this Agreement in accordance with the terms hereof, Buyer will return to Seller all documents or other materials containing, reflecting, referring to or prepared on the basis of such information, will keep confidential and will not disclose all such information and will not directly or indirectly use such information for any competitive or other commercial purpose.

     (d) Seller will not create or allow any liens, imperfections in title, charges, easements, restrictions or encumbrances in respect of the Real Estate or the OREO, other than the Permitted Exceptions

     (e) In the event that Seller is notified of any pending or threatened condemnation proceeding relating to any of the Real Estate or the OREO, Seller will notify Buyer of such proceeding and Seller and Buyer will cooperate in responding to any such proceeding in a manner by which the rights of Seller and Buyer to recover in such proceedings will not be prejudiced.
     (f) For each Asset for which casualty insurance is historically maintained by Seller, Seller will maintain such insurance. In the event of any damage, destruction or condemnation affecting the Assets between the date hereof and the Closing Date, Seller will deliver to Buyer at the Closing the insurance or condemnation proceeds received by Seller, if any, as a result thereof, plus the amount of any deduction from such proceeds under the policies of insurance related thereto, in any, and duly and validly assign to Buyer all of Seller's rights and claims against any third parties by reason of such damage, destruction or condemnation; provided, however, that Seller will have no obligation to deliver, and Buyer will have no right to receive, such proceeds in the event Seller shall have previously repaired or replaced the damaged or destroyed Assets.

     (g) In the event that the assignment of any one of the Contracts or the ATM Lease requires the prior consent of any party to any such Contract or the ATM Lease, Seller will use commercially reasonable efforts to obtain such consent.

     (h) Seller will prepare and submit for filing the applications, filings and registration with, and notifications to, all federal and state authorities required on the part of Seller or any shareholder or affiliate of Seller for the transactions contemplated by this Agreement to be consummated on the Closing Date; provided, however, that before making any such filings, Seller will (i) notify Buyer of such filings; (ii) afford Buyer an opportunity to review such portions of each filing which related to or otherwise discuss information concerning Buyer; and (iii) cooperate with Buyer for the purpose of making any revisions to such filing that Buyer, in good faith, believes are necessary in order to portray with accuracy information concerning Buyer. After such filings, Seller will (I) pursue all such applications, filings, registrations and notifications diligently and in good faith; (II) file such supplements, amendments and additional information in connection therewith as may be reasonably necessary for the transactions contemplated by this Agreement to be consummated on the Closing Date; (III) deliver to Buyer evidence of the filing of each and all of such applications, filings, registrations and notifications (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof); (IV) deliver to Buyer a copy of each material notice, order, opinion and other item of correspondence received by Seller from such federal and state authorities (except for any confidential portions thereof); and (V) advise Buyer, at Buyer's request, of developments and progress with respect to such matters

     (i) Seller shall (I) preserve intact the business organization of Seller as such organization existed on the date of this Agreement,
           (II) retain the present services of the Seller's Employees and
           (III) maintain the good will of depositors and other customers of Seller.

     (j)   Seller shall not, unless approved in writing by Buyer:

           (i) change any provision of the Articles of Incorporation or other governing instrument, Code of Regulations or Bylaws of Seller;

           (ii) change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued capital stock of Seller, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

           (iii) enter into any employment contract with any of its employees; enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock grant, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan or any defined benefit pension or retirement plan other than in the ordinary course of business consistent with past practice;

           (iv) sell or dispose of any significant assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies or acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity

           (v) make any capital expenditures in excess of $5,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

           (vi) make any material change in its accounting methods or practices, other than changes required by generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws or regulations;

           (vii) change its lending, investment, deposit or asset and liability management or other banking policies in any material respect except as may be required by applicable law;

           (viii) enter into any futures contract, option or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest

           (ix) make or commit to make any loan(s) (including unfunded commitments and lines of credit) to any one person or entity (together with "affiliates" of such person or entity) in excess of $100,000 in the aggregate or in excess of a 80% loan-to-value ratio, except loans to which Seller had made a commitment as of January 18, 2001;

           (x) waive any rights of material value or cancel any material debts or claims

           (xi) acquire any stock or other equity interest in any corporation, partnership, trust, joint venture or other entity, other than through foreclosure proceedings;

           (xii)  purchase any brokered loans;

           (xiii) take any action that would result in any of its representations and warranties contained in Article II of this Agreement not being true and correct in any material respect on the Closing Date; or

           (xiv)  agree to do any of the foregoing.

     (k) Neither Seller nor Premier shall, nor shall Seller or Premier authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative of Seller or Premier to, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Buyer) concerning any merger, sale of substantial assets or liabilities not in the ordinary course of business, sale of shares of capital stock or similar transactions involving Seller (an "Acquisition Transaction"). Seller will provide immediate written notice to Buyer of any proposal that it may receive in respect of any such Acquisition Transaction.

     (l) Seller hereby authorizes Buyer to take all action necessary or appropriate to negotiate prior to the Closing Date for the sale by Buyer of the branches of Seller located in Ada, Ohio, and Waynesfield, Ohio, on or after the Closing Date. Seller shall permit access to its books and records by prospective purchasers as reasonably necessary for Buyer to negotiate and close such a sale of the branches on or after the Closing Date.

     (m) Seller hereby agrees to engage, at the expense of Seller, a qualified consultant, mutually agreeable to Seller and Buyer, to conduct a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-00 "Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Practice" ("Phase I") of each parcel of Real Estate and OREO. Each Phase I shall also include an investigation of potential asbestos-containing material, including testing if appropriate, resulting in determination whether or not each such property contains asbestos (including amounts, locations and conditions thereof) and is in compliance with the applicable standards of the U.S. Occupational Safety and Health Administration found in 29 C.F.R. concerning asbestos, including communication of hazards to employees. A copy of the Phase I report for each property shall be delivered by Seller to Buyer promptly upon receipt by Buyer.

    3.01.  Covenants of Buyer.  Buyer hereby covenants to Seller that from the
           ------------------
date hereof until the Closing Date, Buyer will do the following or cause the following to occur:

     (a) If required by applicable laws or regulations or deemed desirable by Buyer, Buyer shall form an interim banking organization to effect the purchase of the Assets and the assumption of the Liabilities, with Buyer immediately thereafter purchasing the Assets and assuming the Liabilities from such interim organization

     (b) Buyer will prepare and submit for filing the applications, filings and registrations with, and notifications to, all federal and state authorities required on the part of Buyer or any shareholder or affiliate of Buyer for the transactions contemplated by this Agreement to be consummated on the Closing Date and for the operation of the business of Seller after the closing date by Buyer; provided, however, that before making any such filings, Buyer will (i) notify Seller of such filings; (ii) afford Seller an opportunity to review such portions of each such filing which relate to or otherwise discuss the information concerning Seller or the operation of Seller's business; and (iii) cooperate with Seller for the purpose of making any revisions to each such filing which Seller, in good faith, believes are necessary in order to portray with accuracy the information concerning Seller or the operation of Seller's business. After such filings, Buyer will (I) pursue all such applications, filings, registrations and notifications diligently and in good faith; (II) file such supplements, amendments and additional information in connection therewith as may be reasonably necessary for the transactions contemplated by this Agreement to be consummated on the Closing Date and for the operation of the business of Seller after the Closing Date; (III) deliver applications, filings, registrations and notifications (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof); (IV) deliver to Seller a copy of each material notice, order, opinion and other item of correspondence received by Buyer from such federal and sate authorities (except for any confidential portions thereof); and (V) advise Seller, at Seller's request, of developments and progress with respect to such matters.

     (c) In the event that the assignment of any one of the Contracts or the ATM Lease requires the prior consent of any party to any such Contract or the ATM Lease, Buyer will use commercially reasonable efforts to obtain such consent.

    3.03.  Covenants of Seller and Buyer.
           -----------------------------
     (a) Seller hereby covenants to Buyer, and Buyer hereby covenants to Seller, that, from the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with the terms hereof, each party will cooperate fully with the other party in attempting to obtain all consents, approvals, permits or authorizations that are required to be obtained pursuant to any federal or state law, or any federal or state regulation thereunder, for or in connection with the consummation of the transactions described and contemplated by this Agreement

     (b) Seller and Buyer shall prepare, execute and file Internal Revenue Service Form 8594 for the purpose of allocating the funds paid in accordance with Section 1.04 of this Agreement among the Assets and Liabilities, including, but not limited to, the Core Deposit Intangible.


ARTICLE FOUR:  COVENANTS RELATED TO EMPLOYEES
---------------------------------------------

    4.01.  Covenants of Buyer.  Buyer covenants to Seller that Buyer will do
           ------------------
the following or cause the following to occur:

     (a) In the event that any employee of Seller is not offered employment by Buyer effective at the Closing Date and such employee has been employed by Seller for at least one year, Buyer shall pay to such employee a lump sum severance payment in an amount equal to one week's Regular Weekly Salary for such employee for each year such employee has been employed by Seller, with each employee who has been employed by Seller for at least one year being entitled to a minimum of twelve weeks' Regular Weekly Salary. "Regular Weekly Salary" is herein defined, (i) for employees paid on the basis of an annual salary, as the quotient of the employee's annual base salary at Seller (excluding commissions, bonuses and overtime payments) divided by 52; and (ii) for employees paid on the basis of an hourly wage, the quotient of the total wages paid to such employee by Seller (excluding commissions, bonuses and overtime payments) during the three-month period immediately before the Closing Date divided by 13.

     (b) All employees of Seller who become employees of Buyer immediately following the Closing will be covered by the employee benefit plans of Buyer on substantially the same basis as any employee of Buyer in a comparable position. Except as prohibited by law, Seller's employees' service with the Seller shall be recognized as service with Buyer for purposes of eligibility to participate and vesting, if applicable (but not for purposes of benefit accrual) under Buyer's benefit plans, subject to applicable break-in-service rules. Buyer agrees that any pre-existing condition, limitation or exclusion in its medical, long-term disability and life insurance plans shall not apply to Seller's employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by Seller on the closing date and who then change coverage to Buyer's medical or hospitalization indemnity health plan at the time such employees are first given the option to enroll.

     (c) The obligations of Buyer under this Section 4.01 shall survive the Closing.

    4.02.  Covenants of Seller and Premier.  Seller and Premier covenant to
           -------------------------------
Buyer that Seller and Premier will do the following or cause the following to occur:

     (a) Except with the written consent of Buyer, none of Seller, Premier or any other subsidiary of Premier shall solicit the interest of any employee of Seller in employment by Seller, Premier or any other subsidiary of Premier while any such employee is in the employment of Buyer.
     (b) Seller and Premier shall continue their employee benefit programs in full force and effect as benefit programs for Seller's employees through the Closing Date.

     (c) The obligations of Seller and Premier under this Section 4.02 shall survive the Closing.


ARTICLE FIVE:  CONDITIONS PRECEDENT TO CLOSING
----------------------------------------------

    5.01. Conditions to Seller's Obligations. The obligation of Seller to ---------------------------------- consummate the transactions contemplated by this Agreement is subject to the satisfaction, or the waiver in writing by Seller to the extent permitted by applicable law, of the following conditions at or before the Closing:

     (a) Buyer has formed any interim financial institution required by any applicable law or regulation in order to effect the transactions contemplated by this Agreement.

     (b) All approvals and authorizations of all federal and state authorities required for the consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect, and all applicable waiting periods shall have passed.

     (c) A certified copy of an action of the Board of Directors of Buyer approving and adopting this Agreement and authorizing the transactions contemplated by this Agreement shall have been delivered to Seller.

     (d) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all of such representations and warranties had been made on and as of the Closing Date.

     (e) Buyer shall have performed or complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them before or on the Closing Date.

      f) Buyer shall have taken all action required by this Agreement to be taken by it before or on the Closing Date.

     (g) No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the transactions contemplated by this Agreement; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the transactions contemplated by this Agreement; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the transactions contemplated by this Agreement or obtain other substantial monetary or other relief against one or more of the parties hereto in connection with this Agreement and which Buyer and Seller determine in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the transactions contemplated by this Agreement because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of this Agreement;

     (h) Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by the President to the effect set forth in paragraphs (a), (b), (c), (d), (e), (f) and (g) of this Section 5.01.

     (i) All required consents to the assignment of the Contracts and the ATM Lease shall have been obtained.

    5.02. Conditions to Buyer's Obligations. The obligation of Buyer to --------------------------------- consummate the transactions contemplated by this Agreement is subject to the satisfaction, or the waiver in writing by Buyer to the extent permitted by applicable law, of the following conditions at or before the Closing:

     (a) All approvals and authorizations of all federal and state authorities required for consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect, and all applicable waiting periods shall have passed.

     (b) A certified copy of actions by the Board of Directors of Seller, the Board of Directors of Premier and Premier as sole shareholder of Seller approving and adopting this Agreement and authorizing the transactions contemplated by this Agreement shall have been delivered to Buyer.

     (c) The representations and warranties of Seller and Premier set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all of such representations and warranties had been made on and as of the Closing Date.
                                      22

     (d) Seller shall have performed or complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Seller before or on the Closing Date

     (e) Seller shall have taken all action required by this Agreement to be taken by Seller before or on the Closing Date.

     (f) No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the transactions contemplated by this Agreement; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the transactions contemplated by this Agreement; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the transactions contemplated by this Agreement or obtain other substantial monetary or other relief against one or more of the parties hereto in connection with this Agreement and which Buyer and Seller determine in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the transactions contemplated by this Agreement because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of this Agreement;

     (g) No accounts payable by Seller being assumed by Buyer shall have remained unpaid more than 30 days as of the Closing Date.

     (h) In respect of the Real Estate or the OREO, there shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any federal, state or local governmental authority.

     (i) Either (1) the results of each Phase I as reported shall be satisfactory to Buyer or (2) any violation or potential violation of the representations and warranties contained in Section 2.01(l) of this Agreement disclosed in a Phase I report shall have been remedied by Seller to the reasonable satisfaction of Buyer.

     (j) Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by the President to the effect set forth in paragraphs (a), (b), (c), (d), (e), (f), (g) and (h) of this
           Section 5.02.

    5.03.  Non-Satisfaction of Conditions Precedent.  The non-occurrence or
           ----------------------------------------
delay of the Closing of the transactions contemplated by this Agreement by reason of the failure of the timely satisfaction of all conditions precedent to the obligations of any party hereto shall in no way relieve such party of any liability to another party hereto, nor be deemed a release or waiver of any claims the other party hereto may have against such party, if and to the extent the failure of timely satisfaction of such conditions precedent is attributable to the actions or inactions of such party taken or omitted for the purpose of thwarting the consummation of the transactions contemplated by this Agreement

    5.04.  Waiver of Conditions Precedent.  The conditions specified in
           ------------------------------
Sections 5.01 and 5.02 of this Agreement shall be deemed satisfied or, to the extent not satisfied, waived if the Closing occurs, unless such failure of satisfaction is reserved in a writing executed by Buyer and Seller at or prior to the Closing.


ARTICLE SIX:  CLOSING
---------------------

    6.01.  Closing and Closing Date.  Unless the parties otherwise agree in
           ------------------------
writing, the transactions contemplated by this Agreement shall be consummated and closed in the main offices of Buyer, or at such other location as may be mutually agreed upon by Seller and Buyer (herein referred to as the "Closing"), on a date that is within forty (40) days after all required regulatory approvals have been obtained and all applicable regulatory waiting periods have expired. The actual date on which the Closing will occur (herein referred to as the "Closing Date") shall be agreed upon by Buyer and Seller

    6.02.  Seller's Actions at Closing.  At the Closing, Seller shall take the
           ---------------------------
following actions:

     (a) Deliver to Buyer at Buyer's offices such of the Assets purchased hereunder as shall be capable of physical delivery;

     (b) Execute, acknowledge and deliver to Buyer all such deeds, endorsements, assignments, bills of sale and other instruments of conveyance, assignment and transfer as shall reasonably be necessary or advisable to consummate the sale, assignment and transfer of the Assets to Buyer in accordance with this Agreement;

     (c) Assign, transfer and deliver to Buyer such of the following records (in whatever form or medium then maintained by Seller) pertaining to the Deposit Accounts as shall then exist and shall then be available:

           (i) Signature cards, stop payment orders and retirement account and deposit account contracts between Seller and depositors and records of similar character;

           (ii) Canceled checks and/or negotiable orders of withdrawal representing charges to depositors;

           (iii)  A trial balance listing of records of account;

           (iv) All other miscellaneous operating records, statements and other data and materials maintained by Seller relative to any Deposit Accounts; and

           (v)    Make the payment required by Section 1.05 of this Agreement.

    6.03.  Buyer's Actions at the Closing.  At the Closing, Buyer shall take
           ------------------------------
the following actions:

     (a) Execute, acknowledge and deliver to Seller an instrument of assumption to evidence the assumption of the Liabilities by Buyer hereunder;

     (b) Receive, accept and acknowledge delivery of all of the Assets and all records and documentation relating thereto;

     (c) Execute and deliver to Seller such written receipts for the Assets, properties, records and other materials assigned, transferred, conveyed or delivered to Buyer hereunder as Seller may reasonably have requested at or before the Closing; and

     (d)   Make the payment required by Section 1.04 of this Agreement.


ARTICLE SEVEN:  TRANSITIONAL MATTERS
------------------------------------

    7.01.  Before the Closing Date.
           -----------------------

     (a) Seller agrees to deliver to Buyer a list of each account holder and certificate holder of Seller containing all pertinent information necessary for data processing conversion, including, without limitation, names, addresses and social security and tax identification numbers in either machine readable magnetic media. Such delivery shall be made not later than thirty (30) days after the date of execution of this Agreement.

     (b) Buyer and Seller shall, not later than five days before the Closing Date and at a mutually agreeable time, which in no event shall be earlier than the time of procurement of all regulatory approvals required for consummation of the transactions contemplated by this Agreement, notify all depositors of Seller by letters mutually acceptable to Buyer and Seller designed to provide necessary and specific information to the owners of particular types of accounts, of Buyer's pending assumption of the Deposit Accounts and, if appropriate, notify depositors that, on and after the Closing Date, certain Seller deposit-related services will be terminated. As an enclosure to such notices, Buyer shall furnish appropriate depositors with brochures, forms and other written material related or necessary to the assumption of the Deposit Accounts by Buyer and the conversion of such accounts to Buyer accounts, including the provision of checks to appropriate depositors using the forms of Buyer with instructions to such depositors to utilize such Buyer checks on and after the Closing Date and thereafter to destroy any unused checks on Seller's forms. The expenses of the printing, processing and mailing of such letter notices shall be shared equally by Seller and Buyer. The expenses of providing new Buyer checks and other forms and written materials to appropriate customers shall be paid entirely by Buyer.

     (c) For each mortgagor of the mortgage loans included in the Loans, Buyer and Seller shall provide a notice that meets the requirements and which is in accordance with the provisions of applicable regulations. The expenses of the printing, processing and mailing of such notice shall be shared equally by Buyer and Seller.

     (d) If a payment or deposit by check or draft received before the close of business on the Closing Date is returned unpaid to Seller after the Closing Date, Seller shall pay Buyer the amount of such check or draft within five business days after it is returned and shall thereafter have the right to collect on such check or draft from the party who presented it.

     (e) Before the Closing Date, Seller shall cooperate with Buyer, at Buyer's sole expense in making Seller's employees available at reasonable times for whatever program of training Buyer deems advisable; provided, however, that Buyer shall conduct such training program in a manner that does not materially interfere with or prevent the performance of the normal duties and activities of such employees.

     (f) Before the Closing Date, Buyer shall designate a successor trustee, which may be Buyer (hereinafter referred to as the "Successor Trustee"), as to any IRA or Keogh plan account constituting a Deposit Account, and the parties will cooperate with the Successor Trustee. Seller will transfer the trusteeship of all such IRA and Keogh plan accounts to the Successor Trustee on the Closing Date, subject to the Successor Trustee's written acceptance of its duties as Successor Trustee in form and substance acceptable to Seller. Seller shall be responsible for all federal, state and local income tax reporting for such IRAs and Keogh plan accounts for the period of time ending on the Closing Date and the Successor Trustee shall be responsible for such reporting thereafter.

    7.02.  On the Closing Date.  Seller agrees to deliver to Purchaser copies,
           -------------------
updated as of the close of business of the preceding business day, of the master file for each account holder and certificate holder of the Seller, including names, addresses and social security and tax identification numbers in machine readable magnetic media.

    7.03  After the Closing Date.
          ----------------------

     (a) On or before the Closing Date, Seller, Premier and Buyer shall cooperate and shall take all such action as is necessary to arrange for the direct routing to Buyer through the check clearing system of the banking industry, effective immediately after the Closing Date, of all checks, drafts and withdrawal orders on forms provided by Seller and carrying its imprint (including name and transit routing number) and relating to the Deposit Accounts. Buyer agrees to pay in accordance with law all properly drawn and presented checks, drafts and withdrawal orders presented to Buyer by mail, over its counters or through the check clearing system of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal or draft forms provided by the Seller, or by the Buyer, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of the Seller with respect to the Deposit Accounts. Buyer's obligation under this section to honor checks, withdrawal or draft forms provided by Seller and carrying its imprint shall expire at the close of business on the forty-fifth (45th) business day after the Closing Date.

     (b) Seller shall provide all information and take all steps required to be taken by it that are reasonably necessary for Buyer to effect the transfer of any direct deposit arrangement affecting any of the Deposit Accounts and shall promptly pay to Buyer any funds received by Seller that are intended to be credited to any such Deposit Account. Buyer shall complete all actions necessary to effect the transfer of such direct deposit arrangements within sixty (60) days following the Closing Date. Seller shall have the right to return to the payor any direct deposit item received by it subsequent to sixty (60) days after the Closing Date, or such other time period as Buyer and Seller may mutually agree upon.

     (c) Holds that have been placed by Seller on particular Deposit Accounts or on individual checks, drafts or other instruments shall be continued by Buyer under the same terms. Seller shall deliver to Buyer on the Closing Date a schedule and explanation of such holds.

     (d) Seller and Buyer shall cooperate and use their best efforts to assist in the transfer to Buyer of the Deposit Accounts and Assets and shall take all actions necessary to accomplish such transfer, including but not limited to the provision of any required notices to customers and the obtaining of all governmental approvals

     (e) All tasks and obligations concerning the provision of data processing services to or for the Assets purchased and Liabilities assumed by Buyer after the Closing, other than those specifically set forth in this Agreement, are the sole and exclusive responsibility of, and shall be performed solely and exclusively by, Buyer.

     (f) Buyer shall, as soon as practicable after the Closing Date, prepare and transmit, at Buyer's expense, to the obligors on all Deposit Account loans transferred to Buyer pursuant to this Agreement a notice to the effect that such loan has been transferred and that payment should be made to Buyer at any address of Buyer specified by Buyer, with Buyer's name as payee on any checks or other instruments used to make payments.


ARTICLE EIGHT:  NONCOMPETE
--------------------------
    8.01.  Cessation of business.  Immediately after the closing, Seller shall
           ---------------------
cease to operate as a financial institution, except as required by law, as necessary to fulfill Seller's obligations pursuant to this Agreement or as necessary to collect amounts owed on remaining loans and to wind up operations.

    8.02.  Noncompetition.  None of Seller, Premier nor any of their
           --------------
affiliates shall open a financial institution, credit union, finance company, investment advisor, mortgage bank or broker, deposit taking office or loan origination office within the Ohio Counties of Brown, Clermont, Clinton, Highland and Warren for a period of three years from the date of this Agreement. For a period of one year following the Closing Date, none of Seller, Premier nor any of their affiliates will solicit any resident of Sabina, Ohio, to induce such person to shift its deposit, loan or other banking business to Seller, Premier or any of their affiliates. The provisions of this Section 8.02 shall not apply to any financial institution that has a branch in any of the Ohio Counties of Brown, Clermont, Clinton, Highland or Warren on the date of this Agreement and which subsequently acquires all of the outstanding stock or all or substantially all of the business of Premier.


ARTICLE NINE:  TERMINATION
--------------------------

    9.01.  Termination by Mutual Agreement.  This Agreement may be terminated
           -------------------------------
and the transactions contemplated hereby may be abandoned by mutual consent of Seller and Buyer.

    9.02.  Termination by Seller.  This Agreement may be terminated and the
           ---------------------
transactions contemplated hereby abandoned by Seller on or before the Closing
Date:

     (a) In the event of a material breach by Buyer of any term or condition of this Agreement;

     (b)   In the event that any of the conditions precedent specified in
           Section 5.01 of

     (c) this Agreement have not been satisfied on or before December 31, 2001, and, if not so satisfied, have not been waived by Seller;

     (d) In the event that any regulatory approval required for the consummation of the transactions contemplated by this Agreement is denied by the applicable regulatory authority;

     (e) In the event that Seller shall reasonably conclude, at any time before the Closing Date, that a regulatory approval required for the consummation of the transactions contemplated hereby will not be obtained; or

     (f) In the event that the Closing does not occur on or before December 31, 2001.

    9.03. Termination by Buyer. This Agreement may be terminated and the transactions contemplated hereby abandoned by Buyer on or before the Closing
Date:

     (a) In the event of a material breach by Seller of any term or condition of this Agreement;

     (b)   In the event that any of the conditions precedent specified in
           Section 5.02 of this Agreement have not been satisfied on or before December 31, 2001, and, if not so satisfied, have not been waived by Buyer;

     (c) In the event that any regulatory approval required for the consummation of the transaction contemplated by this Agreement is denied by the applicable regulatory authority;

     (d) In the event that Buyer shall reasonably conclude, at any time before the Closing Date, that a regulatory approval required for the consummation of the transactions contemplated by this Agreement will not be obtained; or

     (e) In the event that the Closing does not occur on or before December 31, 2001.

    9.04.  Notice and Effect of Termination.  Upon the occurrence of an event
           --------------------------------
for which either Seller or Buyer may terminate this Agreement in accordance with Sections 9.02 or 9.03 of this Agreement, the party that desires to terminate this Agreement shall deliver written notice of the occurrence of such event to the other party. This Agreement shall terminate, the transactions contemplated hereby shall be abandoned and this Agreement shall be of no further force or effect on the date of delivery of such notice

    9.05.  Effect of Termination.  The termination of this Agreement pursuant
           ---------------------
to this Article Nine shall not release any party hereto from any liability or obligation to the other party hereto arising from (a) a breach of any provision of this Agreement occurring before the termination hereof, or (b) the failure of timely satisfaction of conditions precedent to the obligations of a party to the extent that such failure of timely satisfaction is attributable to the actions or inactions of such party taken or omitted for the purpose of thwarting the consummation of the transactions contemplated by this Agreement.


ARTICLE TEN:  INDEMNIFICATION
-----------------------------

    10.01. General.  Subject to the terms and conditions of this Article Ten,
           -------
Premier shall indemnify, defend and hold Buyer and its respective directors, officers, employees, and agents, and the respective heirs, personal representatives, successors, and assigns of each of the foregoing collectively, the "Buyer Group") harmless from and against any and all damages, liabilities, obligations, claims, demands, judgments, settlements, costs and expenses of any nature whatsoever, including reasonable attorneys' fees ("Losses"), directly or indirectly asserted against, resulting to, imposed upon or incurred by the Buyer Group or any member thereof, at any time after the Closing Date and prior to the date that is two years after the Closing Date(i) by reason of or resulting from any inaccuracy of any representation or warranty or any breach or violation of any covenant or agreement of Premier or Seller contained in this Agreement or (ii) arising out of, based upon or in connection with the operation of Seller's business or the ownership of the Assets or the Liabilities on or before the Closing during the periods in which Seller owned the Assets and the Liabilities and any one or more of the liabilities of Seller not assumed by Buyer, including any Losses resulting from intentional acts of misconduct of directors, officers and employees of Seller (collectively, the "Claims").

    10.02. Conditions of Indemnification.  The obligations and liabilities of
            -----------------------------
Premier under this Article Ten with respect to the Claims shall be subject to the following terms and conditions:

     (a) The person to whom such Claim relates (the "Indemnified Party") will give Premier prompt notice of such Claim (but the failure to give prompt notice of such Claim will not result in a loss of the right to be indemnified under this Article Ten except to the extent such failure materially prejudices Premier), and Premier will assume the defense thereof by representatives chosen jointly by Premier and Buyer.

     (b) If Premier, within a reasonable time after notice of any such Claim, fails to assume the defense thereof, the Indemnified Party or any other member of its group shall (upon further notice to Premier) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of Premier.

     (c) Anything in this Section 10.02 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party or any other member of the Indemnified Party's group other than as a result of money damages or other money payments, the Indemnified Party or such member of the Indemnified Party's group shall have the right to defend, at its own cost and expense, and to compromise or settle such Claim with the consent of Premier, which consent shall not be unreasonably withheld, and (ii) Premier shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party or such member of the Indemnified Party's group, or both, a release from all liability in respect of such Claim.

    10.03. Remedies Cumulative.  The remedies provided herein shall be
           -------------------
cumulative and shall not preclude assertion by the Buyer Group or any member thereof of any other rights or the seeking of any other remedies against Premier.


ARTICLE ELEVEN:  MISCELLANEOUS
------------------------------

    11.01. Expenses and Remedies.  Except as and to the extent specifically
           ---------------------
allocated otherwise herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated. Notwithstanding any provision in this Agreement to the contrary, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including, without limitation, legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder if such non-defaulting party prevails.

    11.02. Notifications of Occurrences.  At all times from the date of this
           ----------------------------
Agreement until the Closing, each party shall promptly notify the other of the occurrence of any event or the failure of any event to occur which might reasonably be expected to result in a breach of or a failure to comply with any representation, warranty, covenant, condition or agreement contained in this Agreement or of the commencement of any action, suit, proceeding or investigation against it.

    11.03. Termination of Representations and Warranties.
           ---------------------------------------------
     (a) The respective representations and warranties of Seller and Buyer contained or referred to in Article Two of this Agreement or in any certificate, schedule or other instrument delivered pursuant to this Agreement shall survive the Closing and remain in full force and effect for two years after the Closing in accordance with the terms of this Agreement.

     (b) The obligations of Buyer set forth in Section 1.02 of this Agreement and the obligations of Seller set forth in Articles Four and Seven of this Agreement shall survive the Closing and shall remain in full force and effect for two years after the Closing in accordance with the terms of this Agreement.

    11.04. Waivers.  Each party hereto, by written instrument signed by duly
           -------
authorized officers of such party, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive any of the following to the extent such waiver affects only the waiving party:

     (a) Any inaccuracies in the representations or warranties of the other party contained or referred to in this Agreement or in any other document pursuant hereto;

     (b) Compliance with any of the covenants or agreements of the other party contained in this Agreement;

     (c) The performance (including performance to the satisfaction of a party or its counsel) by the other party of such of its obligations set out herein; or

     (d) Satisfaction of any condition to the obligations of the waiving party pursuant to this Agreement;

     No exercise or waiver, in whole or in part, of any right or remedy provided for in this Agreement shall operate as a waiver of any other right or remedy. No delay on the part of any party in the exercise or any right or remedy shall operate as a waiver thereof.

    11.05. Termination Fee.
           ---------------
     (a) Seller shall pay to Buyer, and Buyer shall be entitled to payment of, a fee equal to $100,000 (hereinafter referred to as the "Fee") upon the occurrence of a Purchase Event (hereinafter defined) so long as the Purchase Event occurs prior to a Fee Termination Event (hereinafter defined). Such payment shall be made to Buyer in immediately available funds within five business days after the occurrence of a Purchase Event. A Fee Termination Event shall be the first to occur of the following: (i) the Closing or (ii) termination of this Agreement in accordance with the terms hereof prior to the occurrence of a Purchase Event (other than a termination of this Agreement by Buyer pursuant to Section 11.01 hereof as a result of a willful breach of any representation, warranty, covenant or agreement of Seller or Premier)

     (b) The term "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof and before December 31, 2001.

           (i) Seller or Premier shall have entered into an agreement to engage in an Acquisition Transaction with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the 1934 Act and the rules and regulations thereunder) other than Buyer or any affiliate of Buyer (the term "affiliate" having the meaning assigned thereto in Rule 405 under the 1933 Act);

           (ii) After a bona fide written proposal is made by any person other than Buyer or any affiliate of Buyer to Seller, Premier or Premier's shareholders to engage in an Acquisition Transaction, Seller or Premier shall have breached any covenant or obligation contained in this Agreement and such breach would entitle Buyer to terminate this Agreement.

                  If more than one occurrence constituting a Purchase Event under this Section arises, then all such occurrences shall give rise to only one Purchase Event.

     (c) Seller shall give written notice to Buyer within 72 hours of the occurrence of a Purchase Event known to Seller; however, the giving of such notice by Seller shall not be a condition to the right of Buyer to obtain the Fee; and

     (d) Payment of the Fee shall be in lieu of, and not in addition to, the payment of damages pursuant to Section 11.01 of this Agreement.

    11.06. Notices.  Any notices, requests, demands or other communications
           -------
hereunder shall be in writing and shall be deemed to have been duly given when mailed by United States registered or certified mail, postage prepaid, to the following address:

     If to the Purchaser:        The National Bank and Trust Company
                                48 N. South Street
                                Wilmington, Ohio 45177
                                Attention: Timothy L. Smith

     with copies to:            Vorys, Sater, Seymour and Pease LLP
                                Suite 2100, Atrium Two
                                221 E. Fourth Street
                                Cincinnati, Ohio 45202
                                Attention: Cynthia A. Shafer

     If to Seller or Premier:   Premier Financial Bancorp, Inc.
                                115 N. Hamilton Street
                                Georgetown, KY 40324
                                Attention: Chief Executive Officer

     with copies to:            Mr. David W. Harper
                                2450 Meidinger Tower
                                Louisville, KY 40207

Either party hereto may change its address for notification purposes by giving notice thereof in writing, as described above.

    11.07. Parties in Interest; Assignment; Amendment.  This Agreement is
           ------------------------------------------
binding upon and is for the benefit of the parties hereto and their respective successors, legal representatives and assigns, and no person who is not party hereto (or a successor or assignee of such party) shall have any rights or benefits under this Agreement, either as a third party beneficiary or otherwise. This Agreement cannot be assigned, and this Agreement cannot be amended or modified, except by a written agreement executed by the parties hereto or their respective successors and assigns.

    11.08. Headings.  The headings used in this Agreement are inserted for
           --------
convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

    11.09. Press Releases.  Seller and Buyer shall consult with one another in
           --------------
respect of the form and substance of any press release of any matters relating to this Agreement and shall not issue any such press release without obtaining the prior written consent of the other parties; provided, however, that nothing in this Section 11.08 shall be deemed to prohibit any party hereto from making any press release that its legal counsel deems necessary in order to fulfill such party's disclosure obligations imposed by law.

    11.10. Entire Agreement.  This Agreement supersedes any and all oral or
           ----------------
written agreements and understandings heretofore make relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof. All schedules, exhibits and appendices to this Agreement are incorporated into this Agreement by reference and made a part hereof.

    11.11. Governing Law.  This Agreement shall be governed by the laws of the
           -------------
State of Ohio, without giving effect to the principles of conflicts of laws thereof.

    11.12. Execution of Documents.  Each party hereto shall from time to time
           ----------------------
after Closing, at the reasonable request of the other and without further consideration, execute and deliver such further instruments of conveyance, assignment and transfer or other documents, and take such action as the other may reasonably request, in order more effectively to assign, sell convey and transfer the assets conveyed hereunder and otherwise to effect the objectives hereof.

     IN WITNESS WHEREOF, Seller, Premier and Buyer hereto have caused this Agreement to be executed as of the date first above written.

ATTEST:                                   THE NATIONAL BANK AND TRUST
                                            COMPANY

/s/Charles L. Dehner                      By:/s/Timothy L. Smith
----------------------------                 -------------------------------
/s/Donna L. Dillow                          its President and  Chief
----------------------------                     Executive Officer



ATTEST:                                   PREMIER FINANCIAL BANCORP, INC.

/s/Charles L. Dehner                      By:/s/Gardner E. Daniel
----------------------------                 -------------------------------
/s/Donna L. Dillow                           its President and Chief
----------------------------                      Executive Officer



ATTEST:                                   THE SABINA BANK

/s/Charles L. Dehner                      By:/s/Garry W. Priest
----------------------------                 ------------------------------
/s/Donna L. Dillow                           its President and Chief
----------------------------                      Executive Officer

                                ACKNOWLEDGEMENT

STATE OF OHIO         )
                      ) SS:
COUNTY OF CLINTON     )

     BE IT REMEMBERED that on this 9th day of July, 2001, personally came before me, a Notary Public in and for the State and County aforesaid, Timothy L. Smith, President and Chief Executive Officer of The National
Bank and Trust Company, and duly executed the Asset Purchase and Liability Assumption Agreement before me and acknowledged the same to be his act and deed and the act and deed of said corporation and that the facts therein are true.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this 9th day of July, 2001.

                                          /s/Donna L. Dillow
                                          --------------------------------
                                          Notary Public



STATE OF OHIO         )
                      ) SS:
COUNTY OF CLINTON     )

     BE IT REMEMBERED that on this 9th day of July, 2001, personally came before me, a Notary Public in and for the State and County aforesaid, Gardner E. Daniel, President and Chief Executive Officer of Premier Financial Bancorp, Inc., and duly executed the Asset Purchase and Liability Assumption Agreement before me and acknowledged the same to be his act and deed and the act and deed of said corporation and that the facts therein are true.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this 9th day of July, 2001.

                                          /s/Donna L. Dillow
                                          --------------------------------
                                          Notary Public

STATE OF OHIO         )
                      ) SS:
COUNTY OF CLINTON     )

     BE IT REMEMBERED that on this 9th day of July, 2001, personally came before me, a Notary Public in and for the State and County aforesaid, Garry W. Priest, President and Chief Executive Officer of The Sabina Bank, and duly executed the Asset Purchase and Liability Assumption Agreement before me and acknowledged the same to be his act and deed and the act and deed of said corporation and that the facts therein are true.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this 9th day of July, 2001.

                                          /s/Donna L. Dillow
                                          --------------------------------
                                          Notary Public

                                      EXHIBIT A

                                     REAL ESTATE


1.  78 North Howard Street, Sabina, Ohio:

Parcel 1
--------

Being Lot No. Four (4) of J.W. Curtis' Subdivision of Outlot No. six (6), Hallam's Addition and a part of a vacated alley and bounded and described as follows: Beginning at an iron pipe in the easterly line of an alley at the southwesterly corner of the aforesaid Lot No. Four (4), said iron pipe being the northwesterly corner of Outlot No. Five (5) of Hallam's Addition to the Village of Sabina; running thence, from said point of beginning, with the westerly line of said Lot No. Four (4) and with the easterly line of said alley, N. 1 degrees 27' 30" E., 71.97 feet to an iron pin in the centerline of a vacated 16.5 foot wide alley; thence with the centerline of said 16.5 foot wide alley N. 88 degrees 30' 00" E., 94.00 feet to an iron pin in the northerly projection of the easterly line of said Lot No. Four (4); thence with the easterly line of said Lot No. Four (4), S. 0 degrees 04' 20" E.,
78.81 feet to an iron pin at the southeasterly corner of said Lot No. Four
(4) in the northerly line of said Outlot No. Five (5); thence with the southerly line of said Lot No. Four (4) and with the northerly line of said Outlot No. Five (5) N. 87 degrees 22' 20" W., 96.00 feet to the point of beginning, containing one hundred sixty-four thousanths (0.164) of an acre.

Parcel 2
--------

Beginning at an iron pipe at the southeast corner of Outlot No. 5 and in the north line of an alley; thence with the said north line of said alley and the south line of said Outlot No. 5 88 degrees 23' W., a distance of 327.80 feet to an iron pipe at the northeast corner of two alleys; thence with the east line of said alley and the west line of said Outlot N. 2 degrees 02' E., a distance of 135.96 feet to an iron pipe at the northwest corner of said Outlot; thence with the north line of said Outlot, S. 87 degrees 23' E., a distance of 325.66 feet to an iron pipe at the northeast corner of said outlot; thence with the east line of said Outlot, S. 1 degrees 05' W., a distance of 130.20 feet to the beginning containing one (1) acre more or less, being part of Presley Nevills' survey No. 766 and the whole of Outlot No. 5 of the Village of Sabina, Ohio.

Parcel 3
--------

Being the north thirty (30) feet off of Lot No. Eight (8) of the original town plat of the Village of Sabina, fronting on the East side of Howard Street in said Village and running back an equal width, 165 feet to an alley.



2.  135 North Howard Street, Sabina, Ohio:

Parcel I
--------

Situated in the Village of Sabina, in the County of Clinton, and State of Ohio and further bounded and described as follows:

Beginning at an iron pin in the west margin of North Howard Street and north east corner of the lot herein described; thence with the west margin or North Howard St., S. 10 degrees 15' W., 36.60 feet to a cross cut in the walk at the north east corner of a 0.05 acre tract; thence with the north line of said tract, N. 81 degrees 54' W., 162.85 feet to an iron pin in the east margin of Jefferson Street; thence with the east margin of Jefferson Street, N. 10 degrees 15' E., 15.49 feet to an iron pin corner of Lot #4; thence with the south line of Lot #4, S. 89 degrees 15' E., 165.00 feet to the place of beginning, containing 0/10 acre of land, more or less.

The above description is from a new survey dated July 17, 1970, by Maynard Borton, Reg. Surveyor #3966 and is part of the premises conveyed from Howard
P. Cline, unmarried, and William T. Cline and Karen S. Cline, husband and wife, to Faye Slagle by Warranty Deed dated January 5, 1970, and recorded in Volume 220, Page 119, Clinton County, Ohio Deed Records.

Parcel II
---------

Situate in the Village of Sabina, County of Clinton, and in the State of Ohio, and described as follows:

Being part of Lot No. 2 in Hallam's Addition and being further described as follows: Beginning at an iron pin in the west margin of Howard Street and northeast corner of the original Lot No. 2 of Hallam's Addition; thence North 89 degrees 15' West, 165 feet to an iron pin in the east margin of Jefferson Street; thence with the east margin of Jefferson Street South 10 degrees 15' East 44.3 feet to an iron pin; thence South 89 degrees 15' East 105 feet to where The Sabina Bank Building and the Gibbs Building join; thence North 10 degrees West 1.66 feet to the Gibbs Building South wall; thence with the south margin of the brick wall of the Gibbs Building 60 feet to the west margin of Howard Street; thence with the west margin of Howard Street North 10 degrees 15' East 44.3 feet to the place of beginning, containing 7335 square feet.

Parcel III
----------

Situate in the Village of Sabina, County of Clinton and State of Ohio, being the south part of Lot No. 3 of Hallam's Addition and further bounded and described as follows:

Beginning at an iron pin in the west margin of North Howard Street and northeast corner of Lot No. 2; thence with the north line of Lot No. 2, N. 89 degrees 15' W. 165.00 feet to an iron pin corner of said lot in the east margin of Jefferson St.; thence with the east margin of Jefferson Street N. 10 degrees 15' E. 41.05 ft. to an iron pin corner of a 0.05 acre tract; thence with the south line of said tract S. 81 degrees 54' E. 162.85 feet to a cross in the walk in the west corner of North Howard St.; thence with the west margin of said street S. 10 degrees 15' W. 19.94 feet to the place of beginning, containing 0.11 acre of land, more or less.



3.  Northwest Corner of Howard Street and Elm Street, Sabina, Ohio:

Situated in the Village of Sabina, in the County of Clinton, and in the State of Ohio, and being a part of Lot No. One of Hallam's Addition to the said Village of Sabina, and further bounded and described as follows: Beginning at the northwest corner of Lot No. 1, and in the west margin of Howard Street; thence with the west margin of said street, S. 10 degrees 15' W. Thirty-six
(36) feet to a point in the north margin of Elm Street; thence with the north margin of Elm Street, N. 89 degrees 1' W. One Hundred Two feet and eleven inches (102'11") to a chiseled cross mark in the sidewalk; thence across said Lot No. 1, N. 0 degrees 50' E. thirty-four feet and eight inches (34'8") to a point in the north line of said Lot No. 1; thence with the line between Lots Nos. 1 and No. 2, S. 89 degrees 30' E. One Hundred eight feet and seven inches (108'7") to the place of beginning.


4.  Northwest Corner of Elm Street and Jefferson Street, Sabina, Ohio:

Beginning at a pin or stone in the northwest corner of Lot No. 1 of T. Hallam's addition to the Village of Sabina, at the corner of Elm and Jefferson Street; thence southeast 63 feet and 4 inches to an iron pin in the line between said Lot No. 1 and Elm Street; thence northeast across said lot, 34 feet and 10 inches to an iron pin in the line between Lot No. 1 and Lot No. 2 in said addition; thence with the line between said Lots Nos. 1 and 2 northwest 56 feet and 8 inches to Jefferson Street; thence with the line between said lot and Jefferson Street, west 34 feet and 7 inches to Elm Street, the place of beginning.

And also all their rights and title to a strip of land and a building wall owned jointly with the Sabina Bank and the rights and privileges respectively held therein being fully set forth in a certain agreement acquired by the grantors hereto and the said Sabina Bank, of date January 31, 1930, it being understood and agreed by all the parties hereto that as to said partition line and wall, said agreement is controlling.

And also all their rights and title to a strip of land and building wall which was transferred to Alvaro N. Dowden by R. T. Thorpe and by Dowden to O. M. Darbyshire and by Darbyshire to L. A. Starr on said lot, said transfer being made by virtue of an article of agreement recorded in Agreement Record, Volume 3, page 63 in the office of the Recorder of Clinton County, Ohio.



5.  202 South Main Street, Ada, Ohio:

In lot Number One (1) in A, Reams First Addition to the Village of Ada, Ohio.



6.  Westminster and Mulberry Streets, Waynesfield, Ohio:

Parcel 1
--------

Situate in the Village of Waynesfield, County of Auglaize and State of Ohio, to wit:

Lot Number Thirty-Five (35) in Spraul Brothers Addition to the Village of Waynesfield, Ohio.

Parcel 2
--------

Being the Southeast corner of Lot Three (3) of the Crown Hill Addition to the Village of Waynesfield, Ohio, and being further described as follows:

Beginning at the Southeast corner of Lot No. Three (3) as shown on the plat map of the Crown Hill Addition; Thence North approximately Thirty-Four (34) Feet, to a point; Thence West approximately Nine point Five feet (9.5) to a point on the North side of the existing East-West sidewalk located on the said Lot No. Three (3); Thence continuing West a distance of approximately Eighty-Five (85) Feet, more or less, to a point; Thence South approximately Thirty-Four (34) Feet, to a point on the North side line of West Mulberry Street; Thence East along the North line of West Mulberry Street to the place of beginning.

                                   EXHIBIT B

                                  FIXED ASSETS


                                   (OMITTED)

                                   EXHIBIT C

                                     LOANS



Name of Borrower              Number
----------------              -------
Brookview Capital
Davis, Kenny
Fetter Finance
Fourth Leaf
HIB Inc.
Jo Linn Health
New Image Air
Waynesfield Goshen

                                  EXHIBIT D

                                ASSETS EXCLUDED



190120     Prepaid Expenses
190250     Deferred SP Plan Orig. Cost
190300     Provision for Income Tax

                                  EXHIBIT E

                               OTHER OBLIGATIONS


1.  Current operating accounts payable (for example, office supplies)

2.  Loan insurance related escrow accounts

3.  Income tax withholding accounts

                                  EXHIBIT F

                             LIABILITIES NOT ASSUMED



294140     Deferred Federal Income Tax
294150     Deferred Taxes FASB 115
295101     Real Estate Tax and Insurance Escrow
295020     Loan Fees Payable
295031     Accrued Bonuses
295032     Accrued Real Estate Taxes
295033     Accrued Franchise Taxes
295034     Accrued Profit Sharing/401(k)
295035     Accrued Audits and Exams
295040     Other Accrued Expenses
295050     Sabina Bank General Escrow